Exhibit 3.75

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “CENTURY RHODES RANCH GC, LLC”, FILED IN THIS OFFICE ON THE TWELFTH DAY OF MARCH, A.D. 2014, AT 6:49 O’CLOCK P.M.

5497503 8100 140324911 You may verify this certificate online at corp.delaware.gov/authver.shtml	/s/ Jeffrey W. Bullock Jeffrey W. Bullock, Secretary of State AUTHENTICATION: 1203164 DATE: 03-12-14

State of Delaware Secretary of State Division of Corporations Delivered 06:49 PM 03/12/2014 FILED 06:49 PM 03/12/2014 SRV 140324911 - 5497503 FILE

STATE OF DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

OF

CENTURY RHODES RANCH GC, LLC

FIRST: The name of the limited liability company is CENTURY RHODES RANCH GC, LLC.

SECOND: The address of its registered office in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, Delaware 19904, County of Kent. The name of its registered agent at such address is National Registered Agents, Inc.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 12th day of March, 2014.

By:	/s/ Todd Amberry
Authorized Person(s)

Name:	Todd Amberry, Organizer